EXHIBIT NO. 5.1

                                McGuireWoods LLP
                     1345 Avenue of the Americas, 7th Floor
                            New York, New York 10105



November 26, 2004


Matthew C. Frost
Deputy General Counsel
On2 Technologies, Inc.
21 Corporate Drive, Suite 103
Clifton Park, New York 12065


Dear Mr. Frost,

      We are acting as counsel to On2 Technologies, Inc., a Delaware corporation (the "Company"), in connection with the filing with the Securities and Exchange Commission (the "Commission"), under the Securities Act of 1933, as amended (the "Act"), the Registration Statement on Form S-3 dated November 26, 2004 (the
"Registration  Statement")  relating  to the  offer  and  sale  pursuant  to the
Registration Statement, by the selling stockholders identified in the Registration Statement, of up to 15,496,600 shares of Common Stock, par value $0.01 per share of the Company, issuable in connection with the following:

      (i) 7,458,507 shares of Common Stock to be offered by selling stockholders (including shares of Common Stock issuable as interest on the Company's Series D Convertible Preferred Stock sold to certain of the selling stockholders in a private placement transaction under Section 4(2) of the Act and Regulation D promulgated by the Commission thereunder); and

      (ii) 8,038,093 of Common Stock issuable upon exercise of Company warrants issued to the selling stockholders (including Common Stock issuable upon exercise of Company warrants issued to certain of the selling stockholders as compensation for their services as placement agent);

      This opinion letter is furnished to you for filing with the Commission pursuant to Item 601 of Regulation S-K promulgated under the Act. Capitalized terms not defined herein shall have the meanings ascribed thereto in the Registration Statement.


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November 26, 2004
Page 2

         In reaching the opinion stated in this letter, we have reviewed originals or copies of the Registration Statement, the Certificate of Incorporation and the By-laws of the Company and such other documents as we have considered relevant. We have assumed that (i) all information contained in all documents reviewed by us is correct, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

         Based upon the foregoing, it is our opinion that the shares of Common Stock (i) to be offered by selling stockholders and (ii) issuable upon exercise of the Company's warrants for such Common Stock, when issued in the manner described in the Registration Statement, will be duly authorized, validly issued, fully paid and nonassessable.

         The opinion expressed above is limited to matters governed by the laws of the State of Delaware. We express no opinion herein about the effect of federal or state securities laws or the laws of any other jurisdiction.

         We hereby consent to the use of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the heading "Legal Matters" therein. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         This opinion letter speaks as of the date hereof. We disclaim any duty to advise you regarding any change subsequent to the date hereof in, or to otherwise communicate with you with respect to, the matters addressed herein.

                                            Very truly yours,

                                            /s/ McGuireWoods, LLP